Exhibit 99.2

NETWORK EQUIPMENT TECHNOLOGIES, INC.

NOTICE TO HOLDERS OF
3.75% CONVERTIBLE SENIOR NOTES DUE 2014
(CUSIP NO. 641208 AC7)

Ladies and Gentlemen:

Reference is made to that certain Indenture, dated as of December 18, 2007 (the “Indenture”), by and between Network Equipment Technologies, Inc. (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”), pursuant to which the Company’s 3.75% Convertible Senior Notes due 2014 (CUSIP No. 641208 AC7) (the “Notes”) were issued.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

This notice is being delivered to holders of Notes pursuant to Section 13.08 of the Indenture.

Notice of Anticipated Merger and Supplemental Indenture

On June 18, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sonus Networks, Inc. (“Sonus”), and Navy Acquisition Subsidiary, Inc., a direct wholly-owned subsidiary of Sonus (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company and the Company will become a direct wholly-owned subsidiary of Sonus (the “Merger”).

On the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares owned by (1) Sonus, Merger Sub or any other direct or indirect wholly-owned subsidiary of Sonus, (2) the Company or any direct or indirect wholly-owned subsidiary of the Company or (3) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive $1.35 in cash (the “Merger Consideration”), without interest.

The Company’s and Sonus’ respective obligations to complete the Merger are subject to customary conditions, including (1) the approval by the holders of a majority of the outstanding shares of Common Stock entitled to vote on the Merger (the “Stockholder Approval”) and (2) the absence of any injunction, judgment or ruling prohibiting the Merger.  Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including (1) the accuracy of the other party’s representations and warranties (subject to materiality exceptions) and (2) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to materiality exceptions).  The consummation of the Merger is not subject to a financing condition.

A special meeting of the stockholders of the Company is scheduled to take place on August 23, 2012, at 1:00 p.m., Pacific Daylight Time.  The Merger is expected to become effective as soon as practicable after the special meeting of stockholders, assuming the Stockholder Approval is received at such meeting.  Solely for the purpose of providing the notice required by Section 13.08 of the Indenture, the Company is providing this notice based on an anticipated date on which the Merger will become effective, if the Stockholder Approval is received and if all other conditions to the closing are satisfied or waived, of August 24, 2012, which is the Business Day after the day on which the special meeting of stockholders is scheduled to take place.  However, the timing and satisfaction or waiver of certain of the conditions to the closing of the Merger are outside the control of the Company, and there can be no assurance that all conditions to the closing of the Merger will be satisfied or waived on or before that date, if at all. The Merger can occur only if and when all conditions to the Merger have been satisfied or waived.  In addition, as permitted by the Merger Agreement, the parties to the Merger Agreement could agree to cause the consummation of the Merger to be delayed until a later date, even if all conditions to the closing of the Merger have been satisfied or waived.

Substantially concurrently with the consummation of the Merger, pursuant to Sections 9.01 and 13.05 of the Indenture, the Company will execute and deliver to the Trustee a Supplemental Indenture, pursuant to which the Indenture will be amended to provide that, from and after the Effective Time, in lieu of being convertible into shares of Common Stock, the Notes will be convertible into the kind and amount of Merger Consideration that would have been receivable upon the consummation of the Merger by a holder of the number of shares of Common Stock issuable upon conversion of the Notes as of the Effective Time.

In accordance with Section 13.01 of the Indenture, the Notes are currently convertible at a Conversion Rate of 73.3689 shares of Common Stock per $1,000 principal amount of Notes.  Pursuant to the Supplemental Indenture, from and after the Effective Time, the Notes will be convertible into approximately $99.05 in cash per $1,000 principal amount of Notes.  Accordingly, it will not be in your economic interest to convert your Notes after the entry into the Supplemental Indenture.

After the Effective Time, the Notes will remain outstanding obligations of the Company, subject to the terms and conditions of the Indenture, as amended by the Supplemental Indenture.

Notice of Anticipated Fundamental Change

The consummation of the Merger is expected to constitute a Fundamental Change under the Indenture.  If the Merger is consummated, then, in accordance with Article 14 of the Indenture, the Company will mail, or cause to be mailed, to all holders of Notes a Fundamental Change Company Notice within 10 Business Days after the occurrence of the Fundamental Change resulting from the consummation of the Merger.  This Fundamental Change Company Notice will set forth the information required by Section 14.01(b) of the Indenture, including, but not limited to, the date of the Fundamental Change, the Fundamental Change Purchase Date and the Fundamental Change Purchase Price, each as described below.

Upon the occurrence of the Fundamental Change that would result from the consummation of the Merger, each holder of Notes would have the right, at such holder’s option, to require the Company to purchase all of such holder’s Notes (or portions thereof that are integral multiples of $1,000 in principal amount), on a date selected by the Company (the “Fundamental Change Purchase Date”), which shall be no later than 35 Business Days after the date the Fundamental Change Company Notice is mailed in accordance with the Indenture.

Upon the satisfaction of the requirements of Section 14.01(c) of the Indenture, the holder’s put option would require the Company to purchase all of such holder’s Notes at a price, payable in cash, equal to 100% of the principal amount of the Notes (or portions thereof) to be so purchased, plus accrued and unpaid interest, if any (the “Fundamental Change Purchase Price”) to, but excluding, the Fundamental Change Purchase Date.  A holder will be entitled to withdraw its election with respect to the Fundamental Change purchase right at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date.

The right of holders to require the Company to purchase their Notes on the Fundamental Change Purchase Date is separate from the right of holders to convert their Notes.  Holders who elect to convert their Notes will receive less cash than holders who elect to require the Company to repurchase their Notes on the Fundamental Change Purchase Date.

Please refer to the Fundamental Change Company Notice, when available, for a more complete description of the Fundamental Change purchase right, including, without limitation, any differences in consideration payable to holders in connection with a purchase upon Fundamental Change as compared to a conversion of the Notes.